Exhibit 99.1

Intrexon Announces First Quarter 2015 Financial Results

- Net income of $27.1 million or $0.26 per basic share -

- Adjusted EBITDA of $(11.3 million) or $(0.11) per basic share -

- Declares Special Stock Dividend of ZIOPHARM Shares -

GERMANTOWN, MD, May 11, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its first quarter results for 2015.

Business Highlights and Recent Developments:

•	Entered into an exclusive collaboration and license agreement with the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, to develop and commercialize chimeric antigen receptor T-cell (CAR-T) cancer therapies. Utilizing Intrexon’s cell engineering techniques and RheoSwitch® platform, the collaboration aims to develop leading-edge products that empower the immune system in a regulated manner. Under the terms of the agreement, Intrexon will receive an upfront payment of $115 million, and for the first two CAR-T targets of interest selected by Merck KGaA, Intrexon will receive certain research funding and is eligible to receive up to $826 million development, regulatory and commercial milestones, as well as tiered royalties on product sales. Intrexon will share the upfront payment, milestones and royalties, equally with ZIOPHARM Oncology. The agreement is expected to become effective in the second quarter following regulatory approval, and accordingly Intrexon’s first quarter financial results exclude any impact of this agreement;

•	Signed a Cooperative Research and Development Agreement with the National Cancer Institute (NCI). The principal goal is to develop and evaluate improved adoptive cell transfer-based immunotherapies (ACT) using NCI proprietary methods for the identification of autologous peripheral blood lymphocytes with naturally occurring endogenous anti-tumor activity combined with the RheoSwitch Therapeutic System® for introducing spatially and temporally controlled interleukin-12 (IL-12) expression in ACT/PBL/IL-12 for the treatment of patients with solid tumor malignancies;

•	Together with ZIOPHARM Oncology, executed an exclusive licensing agreement with The University of Texas MD Anderson Cancer Center for chimeric antigen receptor (CAR), T-cell receptor (TCR) and natural killer (NK) cell programs and associated technologies that includes the development of non-viral adoptive cellular therapies;

•	Announced an exclusive collaboration with FuturaGene Group, a wholly owned subsidiary of Suzano Papel e Celulose S.A., the second largest producer of eucalyptus pulp in the world, to increase biomass in eucalyptus and poplar trees;

•	Completed the acquisition of Okanagan Specialty Fruits (OSF), the pioneering agricultural company behind the Arctic® apple, the world’s first non-browning apple without the use of any flavor-altering chemical or antioxidant additives. OSF’s vision and groundbreaking effort in responsibly harnessing the power of technology to produce wholesome, nutritious food for consumers that is more appetizing and convenient with benefits across the entire supply chain are well aligned with Intrexon’s strategy in the Food sector;

•	Completed the acquisition of ActoGeniX and subsequently established the Intrexon ActoBiotics™ Division to focus on the development and localized delivery of therapeutic molecules to the gastrointestinal tract through engineered microbes for the treatment of oral, gastrointestinal, metabolic, allergic and autoimmune diseases;

•	Acquired the remaining stake in Exemplar Genetics, a company focused on developing custom miniature swine research models of human disease, including heart disease, cancer, cystic fibrosis, cardiac arrhythmia, neuromuscular and neurodegenerative disorders, to enable better predictive efficacy in the generation of new therapeutics and medical devices; and

•	Completed a public offering of common stock resulting in net proceeds of approximately $110 million.

First Quarter Financial Highlights:

•	Total revenues of $33.8 million, an increase of 331% over the first quarter of 2014;

•	Net income of $27.1 million attributable to Intrexon, or $0.26 per basic share;

•	Adjusted EBITDA of $(11.3 million), or $(0.11) per basic share; and

•	Cash consideration received for research and development services covered 50% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

In addition, Intrexon’s Board of Directors declared a special stock dividend of 17,830,305 shares of ZIOPHARM common stock owned by Intrexon to its shareholders. The distribution of the special stock dividend will be made on the Distribution Date to all Intrexon shareholders of record on June 4, 2015 (the “Record Date”). The date of distribution by Intrexon of the special stock dividend (the “Distribution Date”) is contemplated to occur in mid-June 2015.

As part of its Exclusive Channel Collaboration model, the Company sometimes has received equity in lieu of cash for technology access fees and milestones and also has participated in capital raises to allow some of its earlier-stage collaborators to focus their resources on product development. However, when such a collaborator develops greater operational and financial resources, as ZIOPHARM has, its shares become a financial asset within Intrexon that is independent of our operational goals and collaborative purposes. The Company is therefore pleased to provide its shareholders the opportunity to participate directly in the value created by its collaboration with ZIOPHARM, and anticipates that shareholders may recognize further gains through the ongoing development of ZIOPHARM’s diversified pipeline and expanding collaboration opportunities.

Intrexon’s strategic interest in ZIOPHARM remains strong, however, as the Company will continue to enjoy its significant interest in operating profits generated from commercialized products, as well as potential license fees from ZIOPHARM transactions, while continuing the planned growth and progress of the collaborative programs.

“We continue to track to our ambitious expectations,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “As the benefits of our technology platforms and business model accumulate, we expect to continue to drive operating and financial performance in such a way as to produce excellent capital efficiency, which will allow us to grow both organically and by acquisition. Our transactions with MD Anderson Cancer Center and with Merck KGaA and our acquisitions of ActoGeniX and of Okanagan Specialty Fruits illustrate this logic, positioning our company to reap great advantages from each of these cases, while moving forward adroitly to seize additional opportunity.”

Mr. Kirk continued, “With regard to the dividend of our ZIOPHARM shares, we think this further demonstrates the successful operation of our business model. That our first ECC did involve our taking equity in lieu of cash technology access fees and milestones, as well as our purchasing some equity over time, and now has resulted in a company of such excellence and standing as ZIOPHARM is a celebratory matter to us and to all involved with

ZIOPHARM. At this point, given our very strong economic interest in ZIOPHARM’s operations, our holding these shares serves no purpose that cannot be better realized by our shareholders directly. Speaking only as a shareholder, I can say that I have no current intention of selling any of the ZIOPHARM shares that I shall receive through this dividend.”

First Quarter 2015 Financial Results Compared to Prior Year Period

Total revenues were $33.8 million for the quarter ended March 31, 2015 compared to $7.9 million for the quarter ended March 31, 2014, an increase of $25.9 million, or 331%. Collaboration revenues increased $6.9 million due to (i) the recognition of deferred revenue for upfront payments related to collaborations or expansions thereof signed between April 1, 2014 and March 31, 2015, (ii) the recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us related to new existing programs for collaborations in effect prior to April 1, 2014. Product revenue includes $7.5 million from the sale of pregnant cows, live calves and the sale of livestock used in production by Trans Ova. Service revenue totaling $8.3 million relates to the provision of in vitro fertilization and embryo transfer services by Trans Ova.

Total operating expenses were $121.0 million for the quarter ended March 31, 2015 compared to $25.7 million for the quarter ended March 31, 2014, an increase of $95.3 million, or 370%. Research and development expenses were $79.3 million for the quarter ended March 31, 2015 compared to $12.1 million for the quarter ended March 31, 2014, an increase of $67.2 million, or 558%. In January 2015, we issued 2,100,085 shares of our common stock valued at $59.6 million to MD Anderson in exchange for an exclusive license to certain technologies owned by MD Anderson. Salaries, benefits and other personnel costs increased $3.3 million due to (i) increases in research and development headcount to support new collaborations and (ii) compensation expenses related to performance and retention incentives for research and development employees. Lab supplies and consultants increased $2.0 million due to the increased level of third party research and development services provided to our collaborators. Selling, general and administrative expenses were $27.6 million for the quarter ended March 31, 2015 compared to $13.6 million for the quarter ended March 31, 2014, an increase of $14.0 million, or 103%. Salaries, benefits and other personnel costs increased $7.9 million due to (i) the inclusion of selling, general and administrative employees of companies we have acquired since April 1, 2014, including Trans Ova and ActoGeniX, and (ii) compensation expenses related to performance and retention incentives for general and administrative employees. Stock-based compensation expenses for options granted to our non-employee directors pursuant to our non-employee director compensation policy increased $1.2 million due to higher grant-date fair value in March 2015 compared to March 2014. Legal and professional expenses increased $2.4 million primarily due to costs associated with the acquisitions of ActoGeniX, OSF and Exemplar, the licensing agreement with MD Anderson, the public securities offering and other business development activity. Total operating expenses for the quarter ended March 31, 2015 also include $13.9 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services.

Total other income, net, was $115.7 million for the quarter ended March 31, 2015 compared to $22.0 million for the three months ended March 31, 2014, an increase of $93.7 million, or 427%. This increase was primarily related to the increase in fair value of our equity securities portfolio, including our holdings in ZIOPHARM.

Conference Call and Webcast

The Company will host a conference call on May 11, 2015, at 5:30 PM ET to discuss the first quarter 2015 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-346-3959 (Domestic US) and 1-412-902-4262 (International) and asking to join the “Intrexon Conference Call.” Participants may also access the live webcast through Intrexon’s website in the Investors section under Calendar of Events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of Adjusted EBITDA to net loss attributable to Intrexon in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, UltraVector, LEAP and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (viii) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (ix) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (x) Intrexon’s ability to retain and recruit key personnel; (xi) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xii) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xiii) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

Investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$99,015	$27,466
Short-term investments	82,461	88,495
Receivables
Trade, net	15,001	14,582
Related parties	9,795	12,622
Note	1,517	1,501
Other	766	559
Inventory	26,171	25,789
Prepaid expenses and other	4,073	3,759

Total current assets	238,799	174,773
Long-term investments	9,049	27,113
Equity securities	294,922	164,889
Property, plant and equipment, net	38,015	38,000
Intangible assets, net	129,308	65,947
Goodwill	104,045	101,059
Investments in affiliates	3,024	3,220
Other assets	2,825	1,271

Total assets	$819,987	$576,272

Liabilities and Total Equity

Current liabilities
Accounts payable	$6,904	$6,267
Accrued compensation and benefits	8,029	7,736
Other accrued liabilities	7,072	5,731
Deferred revenue	17,289	16,522
Lines of credit	621	2,273
Current portion of long term debt	1,426	1,675
Current portion of deferred consideration	7,310	7,064
Related party payables	52	214

Total current liabilities	48,703	47,482
Long term debt, net of current portion	8,300	8,694
Deferred consideration, net of current portion	13,406	13,421
Deferred revenue, net of current portion	93,998	96,687
Deferred tax liability	1,379	—
Other long term liabilities	856	699

Total liabilities	166,642	166,983

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,074,944	843,001
Accumulated deficit	(431,139)	(458,236)
Accumulated other comprehensive loss	(3,137)	(4)

Total Intrexon shareholders’ equity	640,668	384,761
Noncontrolling interests	12,677	24,528

Total equity	653,345	409,289

Total liabilities and total equity	$819,987	$576,272

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended March 31,
	2015	2014

Revenues
Collaboration revenues	$14,735	$7,837
Product revenues	8,933	—
Service revenues	9,957	—
Other revenues	224	17

Total revenues	33,849	7,854

Operating Expenses
Cost of products	8,675	33
Cost of services	5,362	—
Research and development	79,307	12,058
Selling, general and administrative	27,628	13,635

Total operating expenses	120,972	25,726

Operating loss	(87,123)	(17,872)

Other Income, Net
Unrealized appreciation in fair value of equity securities	115,454	21,922
Interest expense	(343)	(39)
Interest income	300	88
Other income (expense), net	267	(8)

Total other income, net	115,678	21,963
Equity in net loss of affiliates	(1,956)	(536)

Income before income taxes	26,599	3,555
Income tax expense	(795)	(306)

Net income	$25,804	$3,249
Net loss attributable to the noncontrolling interests	1,293	866

Net income attributable to Intrexon	$27,097	$4,115

Net income per share, basic	$0.26	$0.04

Net income per share, diluted	$0.25	$0.04

Weighted average shares outstanding, basic	106,103,848	97,325,729
Weighted average shares outstanding, diluted	108,141,734	99,338,398

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based and executive incentive compensation, contribution of services by shareholder, noncash research and development expenses related to the acquisition of our license agreement with the University of Texas MD Anderson Cancer Center, unrealized appreciation or depreciation in the fair value of equity securities, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that these non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility. Executive incentive compensation expenses are determined by the compensation committee of the Board of Directors at the end of the year and may be based on, among other items, the results of Adjusted EBITDA, exclusive of such expenses.

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term except as provided above;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Our acquisition of the license agreement with the University of Texas MD Anderson Cancer Center was a noncash expense we incurred to obtain access to specific technologies which are strategic to us. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•	GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

The following table presents a reconciliation of net income attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended March 31,
	2015	2014
	(In thousands)
Net income attributable to Intrexon	$27,097	$4,115
Interest expense	327	23
Income tax expense	795	306
Depreciation and amortization	3,444	1,774

EBITDA	$31,663	$6,218
Stock-based and executive incentive compensation expense	13,485	3,740
Contribution of services by shareholder	—	470
Bad debt expense	393	—
Research and development license with MD Anderson Cancer Center paid in stock	59,579	—
Unrealized appreciation in fair value of equity securities	(115,454)	(21,922)
Equity in net loss of affiliates	1,956	536
Impact of change in deferred revenue related to upfront and milestone payments	(2,931)	28,543

Adjusted EBITDA	$(11,309)	$17,585

Weighted average shares outstanding, basic	106,103,848	97,325,729
Weighted average shares outstanding, diluted	106,103,848	99,338,398
Adjusted EBITDA per share, basic	$(0.11)	$0.18
Adjusted EBITDA per share, diluted	$(0.11)	$0.18